EXHIBIT 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is effective the 1st day of September, 2007 (the “Effective Date”) by and between Live Nation Worldwide, Inc., a Delaware corporation (“Live Nation”), and Elizabeth K. (Kathy) Willard (the “Employee”).

WHEREAS, Live Nation and the Employee desire to enter into an employment relationship under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements included in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. TERM OF EMPLOYMENT

The Employee’s term of employment starts on the Effective Date and ends on the close of business on December 31, 2010, unless terminated earlier pursuant to the terms set forth in Section 7 below (the “Term”). Beginning on January 1, 2010 and continuing for so long thereafter as the Employee is employed hereunder, the Employee’s employment term shall be automatically extended day to day so that there will always be exactly 12 months remaining in the term of employment, unless either party terminates this Agreement in accordance with Section 7 below.

2. TITLE AND DUTIES; EXCLUSIVE SERVICES

The Employee’s title is Executive Vice President and Chief Financial Officer. The Employee will perform such job duties that are usual and customary for this position, and will perform such additional services and duties that Live Nation may from time to time designate that are consistent with the usual and customary duties of this position (the “Services”). The Employee will report to the President and Chief Executive Officer of Live Nation, Inc. (the “Parent”), currently Michael Rapino. The Employee agrees to abide by Live Nation’s rules, regulations and practices as adopted or modified from time to time by Live Nation, including, without limitation, those set forth in Live Nation’s Employee Handbook and its Code of Business Conduct and Ethics. The Employee will devote the Employee’s full working time and efforts to the business and affairs of Live Nation. During employment with Live Nation, the Employee shall not be employed elsewhere without the written consent of Live Nation.

3. COMPENSATION AND BENEFITS

(a) Base Salary. Live Nation will pay the Employee an annual gross base salary of $465,000, less appropriate payroll deductions. Beginning on January 1, 2008, the Employee’s annual gross base salary will be increased to $475,000. The Employee will then be entitled to annual increases of 5% in such annual gross base salary, with such increases to be effective as of January 1 during each year of the Term beginning with January 1, 2009. All payments of base salary will be made in regular installments in accordance with Live Nation’s payroll practices, prorated monthly or weekly where appropriate.

(b) Performance Bonus. Beginning in 2007 and in each subsequent calendar year of this Agreement, the Employee will be eligible for an annual performance bonus of $300,000 to be paid in a combination of cash, stock grants, stock options and/or restricted stock, on terms and conditions to be set and determined in writing by Live Nation for each calendar year.

(c) Employee Benefit Plans. The Employee will be entitled to participate in all retirement plans, incentive compensation plans, group health, hospitalization and disability or other insurance plans, paid vacation, sick leave and other employee welfare benefit plans in which other similarly-situated employees of Live Nation may participate as stated in Live Nation’s Employee Handbook and in accordance with the benefit plans established by Live Nation, and as may be amended from time to time in Live Nation’s sole discretion.

(d) Vacation. The Employee will be eligible for 5 weeks paid vacation annually, subject to the applicable policies, restrictions and conditions set forth in Live Nation’s Employee Handbook, as may be amended from time to time.

(e) Expenses. Upon submission of proper documentation in accordance with Live Nation’s expense reimbursement policies, Live Nation will pay or reimburse the Employee for all normal and reasonable business expenses incurred by the Employee in connection with the Employee’s provision of the Services.

(f) Relocation Expenses. Live Nation will pay for or reimburse the Employee for all reasonable expenses relating to the Employee’s relocation of the Employee’s primary residence from Texas to California. Such relocation expenses will include: moving of all household goods, cars and pets; transportation costs for the Employee and her family; house-hunting trips for the Employee and her spouse; payment of closing costs related to the sale of the Employee’s primary residence in Houston, Texas; payment of closing costs related to the purchase of the Employee’s primary residence in the Los Angeles, California metropolitan area; temporary housing and rental car for up to 6 months; storage costs for up to 12 months; and, such other reasonable expenses as may be required. Such expense reimbursements are to be grossed up for applicable taxes.

(g) Stock Options/Restricted Stock.  Live Nation will, within 90 days of the date of the full execution this Agreement, recommend to the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Parent that the Employee be granted (i) stock options to purchase 20,000 shares of Live Nation, Inc. common stock and (ii) 60,000 restricted shares of Live Nation, Inc. common stock, with vesting of such grants to be ratable over a four (4) year period. Any future stock option grants (or similar equity compensation) will be granted based on the performance of the Employee, which will be assessed in the sole discretion of Live Nation and the Committee; provided, however, that the Employee shall be considered for any such grants in proportion to grants made to similarly-situated senior executives. All such grants shall: (i) be made in the sole and absolute discretion of the Committee; (ii) be made under the terms and conditions set forth in the applicable equity incentive plan and stock option or restricted stock agreement under which they are issued; and (iii) in the case of the stock option grant, have a strike price equal to the closing price of the Parent’s common stock listed on the New York Stock Exchange on the date of the grant.

4. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

During the course of the Employee’s employment with Live Nation, Live Nation will provide the Employee with access to certain confidential information, trade secrets and other matters which are of a confidential or proprietary nature, including, without limitation, Live Nation’s customer lists, pricing information, production and cost data, compensation and fee information, strategic business plans, budgets, financial statements, employment pay information and data and other information Live Nation treats as confidential or proprietary (collectively, the “Confidential Information”). Live Nation provides on an ongoing basis such Confidential Information as Live Nation deems necessary or desirable to aid the Employee in the performance of the Employee’s duties. The Employee understands and acknowledges that such Confidential Information is confidential and proprietary, and agrees not to disclose such Confidential Information to anyone outside Live Nation except to the extent that: (i) the Employee deems such disclosure or use reasonably necessary or appropriate in connection with performing the Employee’s duties on behalf of Live Nation; (ii) the Employee is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information, provided that in such case, the Employee will promptly inform Live Nation of such event, will cooperate with Live Nation in attempting to obtain a protective order or to otherwise restrict such disclosure and will only disclose Confidential Information to the minimum extent necessary to comply with any such court order; or (iii) such Confidential Information becomes generally known to and available for use in the industries in which Live Nation does business, other than as a result of any action or inaction by the Employee.

The Employee further agrees that the Employee will not during employment and/or at any time thereafter use such Confidential Information for any purpose, including, without limitation, competing, directly or indirectly, with Live Nation. The Employee agrees that any confidential or proprietary information and materials the Employee receives from third parties relating to the Employee’s employment with Live Nation shall be deemed “Confidential Information” for all purposes of this Agreement and will be subject to all limitations on use and disclosure set forth in this Agreement, and the Employee will not use or disclose any such information and materials in any manner inconsistent with any of Live Nation’s obligations towards such third party. At such time as the Employee ceases to be employed by Live Nation, the Employee will immediately turn over to Live Nation all Confidential Information, including papers, documents, writings, electronically stored information, other property and all copies of them, provided to or created by the Employee during the course of the Employee’s employment with Live Nation.

5. NON-SOLICITATION AND NON-HIRE OF LIVE NATION EMPLOYEES

To further preserve the rights of Live Nation pursuant to the non-disclosure covenant above, and for the consideration promised by Live Nation under this Agreement, during the Employee’s employment with Live Nation and for a period of 12 months following the termination of the Employee’s employment with Live Nation for any reason, the Employee will not, directly or indirectly: (i) hire any current Live Nation employee or any former Live Nation employee within six months of the termination of that individual’s employment with Live Nation (“Current or Former Employee”); (ii) solicit or encourage any current employee to terminate his or her employment with Live Nation; (iii) solicit or encourage any Current or Former Employee to accept employment with any business, person or entity with which the Employee may be associated; or (iv) encourage or assist in any way any such business, person or entity from taking any action which the Employee could not take individually under this Section 5, including, without limitation, identifying any Current or Former Employee as a potential candidate for employment therewith.

6. NON-COMPETITION

To further preserve the rights of Live Nation pursuant to the non-disclosure covenant above, and for the consideration promised by Live Nation under this Agreement, during the Employee’s employment with Live Nation, the Employee will not, directly or indirectly, including, without limitation, as an owner, director, principal, agent, officer, employee, partner, consultant or otherwise, carry on, operate, manage, control or become involved in any manner with any business, operation, corporation, partnership, association, agency or other person or entity which is in the same business as Live Nation in any location in which Live Nation operates or has projected to operate during the Employee’s employment with Live Nation, including any area within a 50-mile radius of any such location. The foregoing shall not prohibit the Employee from owning up to 5% of the outstanding capital stock of any publicly-held company.

To further preserve the rights of Live Nation pursuant to the non-disclosure covenant above, and for the consideration promised by Live Nation under this Agreement, during the Employee’s employment with Live Nation, the Employee will not, directly or indirectly, either for the Employee or for any other business, operation, corporation, partnership, association, agency or other person or entity, call upon, compete for, solicit, divert, take away, or attempt to divert or take away, current or prospective customers of Live Nation, including, without limitation, any customer: (i) with whom Live Nation has an existing agreement or business relationship; or (ii) with whom Live Nation has had an agreement or business relationship within the six-month period preceding the Employee’s last day of employment with Live Nation.

Live Nation and the Employee agree that the restrictions contained in this non-competition covenant are reasonable in scope and duration and are necessary to protect Live Nation’s business interests and Confidential Information. If any provision of this non-competition covenant as applied to any party or to any circumstance is judged by a court or arbitrator to be invalid or unenforceable, the same will in no way affect the validity or enforceability of this Agreement. If any such provision of this non-competition covenant, or any part thereof, is held to be unenforceable because of the scope, duration or geographic area covered thereby, the parties agree that the court or arbitrator making such determination will have the power to reduce the scope and/or duration and/or geographic area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced.

The parties acknowledge and agree that any breach of this non-competition covenant will cause irreparable damage to Live Nation, and upon any such breach of any provision of this non-competition covenant, Live Nation shall be entitled to injunctive relief, specific performance or other equitable relief; provided, however, that this shall in no way limit any other remedies which Live Nation may have (including, without limitation, the right to seek monetary damages). Should the Employee violate any provision of this non-competition covenant, then, in addition to all other rights and remedies available to Live Nation at law or in equity, the duration of this covenant shall automatically be extended for the period of time from which the Employee began such violation until the Employee permanently ceases such violation.

7. TERMINATION

The Employee’s employment with Live Nation may be terminated under the following circumstances:

(a) Termination upon Death. The Employee’s employment with Live Nation will terminate upon the Employee’s death.

(b) Termination upon Disability. Subject to the reasonable accommodation provision of the Americans with Disabilities Act and any California state law accommodation duty, Live Nation may terminate the Employee’s employment with Live Nation if, as a result of the Employee’s incapacity due to physical or mental illness, the Employee is unable to perform the Services under this Agreement on a full-time basis for more than 90 days in any 12-month period, as determined by Live Nation.

(c) Termination by Live Nation. Live Nation may terminate the Employee’s employment with Live Nation for any reason at any time, with or without notice. Live Nation may also terminate the Employee’s employment for “Cause.” A termination for Cause must be for one or more of the following reasons: (i) continued non-performance by the Employee of the Employee’s duties hereunder (other than by reason of the Employee’s physical or mental illness, incapacity or disability); (ii) the Employee’s refusal or failure to follow lawful directives; (iii) a criminal conviction of the Employee, a plea of nolo contendere by the Employee or other conduct by the Employee that, as determined in the sole discretion of Live Nation, has resulted in, or would reasonably be expected to result in if the Employee were retained in the Employee’s position with Live Nation, material injury to the reputation of Live Nation, including, without limitation, conviction of fraud, theft, embezzlement or a crime involving moral turpitude; (iv) a breach by the Employee of any material term of this Agreement; (v) conduct by the Employee constituting a material act of misconduct in connection with the performance of the Employee’s duties, including, without limitation, violation of Live Nation’s policy on sexual harassment, misappropriation of funds or property of Live Nation other than the occasional, customary and de minimis use of Live Nation property for personal purposes; or (vi) a violation by the Employee of Live Nation’s employment policies, including, without limitation, those set forth in Live Nation’s Employee Handbook or Live Nation’s Code of Business Conduct and Ethics. Prior to Live Nation’s termination of this Agreement for Cause under (i), (ii), (iii), (iv), (v) or (vi) above, Live Nation must provide the Employee with 30 days advance written notice in which the Employee may attempt to resolve the issue.

(d) Termination by the Employee for Good Reason. The Employee may terminate this Agreement at any time for “Good Reason,” which is defined as any one of the following: (i) the failure of Live Nation to comply with a material term of this Agreement; (ii) a substantial and unusual increase in the Employee’s duties and responsibilities without an offer of additional reasonable compensation as determined by Live Nation in light of compensation levels for similarly-situated employees; or (iii) a substantial and unusual reduction in the Employee’s duties, responsibilities and/or compensation. Prior to the Employee’s termination of this Agreement for Good Reason under (i), (ii) or (iii) above, the Employee must provide Live Nation with 30 days advance written notice in which Live Nation may attempt to resolve the issue.

(e) Other Termination by the Employee. The Employee may terminate the Employee’s employment with Live Nation for any reason at any time upon 90 days prior written notice to Live Nation. Notwithstanding the foregoing, if the Employee terminates under this Section 7(e), Live Nation will not be required to continue employment during the notice period and may determine an earlier date on which the Employee’s employment will end.

8. COMPENSATION UPON TERMINATION

(a) Termination upon Death. If the Employee’s employment with Live Nation terminates by reason of the Employee’s death, Live Nation will, within 30 days of such termination, pay to such person as the Employee may designate or, if no such person is designated, to the Employee’s estate in a lump sum amount the Employee’s accrued and unpaid base salary, prorated bonus, if any, unreimbursed expenses and any payments to which the Employee’s spouse, beneficiaries or estate may be entitled under any applicable employee benefit plan (collectively, “Benefit Payments”).

(b) Termination upon Disability. If the Employee’s employment with Live Nation terminates by reason of the Employee’s disability, Live Nation will, within 30 days of such termination, pay to the Employee in a lump sum amount the Employee’s accrued and unpaid base salary, prorated bonus, if any, unreimbursed expenses and any Benefit Payments.

(c) Termination by Live Nation for Cause. If the Employee’s employment with Live Nation is terminated by Live Nation for Cause, Live Nation will, within 30 days of such termination, pay to the Employee in a lump sum amount the Employee’s accrued and unpaid base salary, unreimbursed expenses and any Benefit Payments.

(d) Termination by Live Nation Without Cause or Termination by the Employee for Good Reason. If the Employee’s employment with Live Nation is terminated by Live Nation without Cause, or by the Employee for Good Reason, Live Nation will, within 30 days of such termination, pay to the Employee in a lump sum amount the Employee’s accrued and unpaid base salary, prorated bonus, if any, unreimbursed expenses and any Benefit Payments. In addition, if the Employee signs a general release of claims in a form and manner satisfactory to Live Nation, Live Nation will, within 90 days, pay to the Employee in a lump sum amount the Employee’s highest monthly base salary for the greater of (i) 12 months or (ii) the remainder of the Term.

In addition, in the event the Employee’s employment with Live Nation is terminated by Live Nation without Cause, or by the Employee for Good Reason, for a period of up to 12 months after the Employee’s relocation to Los Angeles, Live Nation will reimburse the Employee for all reasonable expenses relating to the Employee’s relocation of the Employee’s primary residence from California to the Midwest. Such relocation expenses will include: moving of all household goods, cars and pets; transportation costs for the Employee and her family; payment of closing costs related to sale of the Employee’s primary residence in the Los Angeles metropolitan area; and, such other reasonable expenses as may be required. Such expense reimbursements are to be grossed up for applicable taxes. The amount of any severance pay provided to the Employee under this Section 8(d) will not be offset against any amount claimed to be owed by the Employee to Live Nation.

In addition, for purposes of this Section 8(d), the vesting acceleration, if any, of each equity award outstanding at the date of termination (i.e., a stock option, restricted stock, restricted stock unit or other stock-based award) granted to the Employee by Live Nation shall be determined by comparing each such award to the “Deemed Vesting Schedule.” For purposes of this Section 8(d), the “Deemed Vesting Schedule” shall mean that 20% of the shares or units subject to an equity award shall vest (or any restrictions subject to such equity award shall lapse) on each of the first through fifth anniversaries of the date of grant of such award. If applying the Deemed Vesting Schedule to an outstanding equity award results in the Employee holding a greater number of vested shares or units as of the date of termination than had the original vesting schedule applied, the Deemed Vesting Schedule shall apply as if in effect from the date of grant through such date of termination. As a result of the application of the previous sentence, the vesting of the outstanding equity award will accelerate with respect to the number of shares or units equal to the number of shares or units that would vest through the date of termination under the Deemed Vesting Schedule that exceeds the number of shares or units that would vest through the date of termination under the original vesting schedule. If the application of the original vesting schedule results in the Employee holding a greater number of vested shares or units as of the date of termination than had the Deemed Vesting Schedule applied, no vesting acceleration under this Section 8(d) shall apply to such outstanding equity award. The determination of any vesting acceleration shall be made with respect to each individual equity award and shall be subject to the approval of the Committee.

(e) Effect of Compliance with Compensation upon Termination Provisions. Upon complying with Sections 8(a) through 8(d) above, as applicable, Live Nation will have no further obligations to the Employee except as otherwise expressly provided under this Agreement, provided that such compliance will not adversely affect or alter the Employee’s rights under any employee benefit plan of Live Nation in which the Employee has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto.

(f) Delayed Payments. In the event that Section 409A (“409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), applies to any compensation with respect to the Employee’s termination, payment of that compensation shall be delayed if the Employee is determined to be a “specified employee,” as defined in 409A(a)(2)(B)(i), and such delayed payment is required by 409A. Such delay shall last six months from the date of the Employee’s termination. Within 30 days following the end of such six-month period, Live Nation will make a catch-up payment to the Employee equal to the total amount of such payments that would have been made during the 6 month period but for this Section 8(f).

9. CHANGE OF CONTROL

In the event of a “Change of Control,” any stock options, restricted stock or similar equity incentive grants in the Parent that are outstanding on the date of such Change of Control shall become immediately and fully exercisable in accordance with the terms and conditions set forth in the applicable plan under which they are issued. For purposes of this Agreement, “Change of Control” means: (i) any “person,” as such term is used in Sections 3(a)(9) and 13(d) of the Securities and Exchange Act of 1934, as amended (other than the Employee or entities controlled by the Employee), becomes a beneficial owner of 50% or more of the voting power of the Parent; (ii) all or substantially all of the business or assets of the Parent are disposed of pursuant to a merger, consolidation, sale or other transaction (unless the stockholders of the Parent, immediately prior to such merger, consolidation, sale or other transaction, beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting power of the Parent, all of the voting power or other ownership interests of the entity or entities, if any, that succeed to the business of the Parent); (iii) the Parent combines with another company and, immediately after such combination, (A) the stockholders of the Parent immediately prior to the combination do not hold, directly or indirectly, more than 50% of the voting power of the combined company or (B) the members of the Board immediately prior to the Board’s approval of the transaction do not constitute a majority of the combined company’s board of directors; or (iv) the liquidation or dissolution of the Parent.

10. PARTIES BENEFITED; ASSIGNMENTS

This Agreement shall be binding upon the Employee, the Employee’s heirs and the Employee’s personal representative or representatives, and upon Live Nation and its respective successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by the Employee, other than by will or by the laws of descent and distribution.

11. GOVERNING LAW; VENUE

This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice of law or conflict provisions or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California and the Employee hereby expressly consents to the personal jurisdiction of the state and federal courts located in Los Angeles, California for any lawsuit arising from or relating to this Agreement.

12. DEFINITION OF LIVE NATION

As used in this Agreement, the term “Live Nation” includes Live Nation Worldwide, Inc. and any of its past, present and future divisions, operating companies, parent entities, subsidiaries and affiliates.

13. LITIGATION AND REGULATORY COOPERATION

During and after the Employee’s employment, the Employee will reasonably cooperate with Live Nation in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of Live Nation which relate to events or occurrences that transpired while the Employee was employed by Live Nation; provided, however, that such cooperation shall not materially and adversely affect the Employee or expose the Employee to an increased probability of civil or criminal litigation. The Employee’s cooperation in connection with such claims or actions shall include, without limitation, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of Live Nation at mutually convenient times. During and after the Employee’s employment, the Employee also shall cooperate fully with Live Nation in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Employee was employed by Live Nation. Live Nation will pay the Employee on an hourly basis (to be derived from the Employee’s highest base salary) for requested litigation and regulatory cooperation that occurs after the Employee’s termination of employment, and will reimburse the Employee for all costs and expenses incurred in connection with the Employee’s performance under this Section 13, including, without limitation, reasonable attorneys’ fees and costs.

14. INDEMNIFICATION AND INSURANCE; LEGAL EXPENSES

Live Nation shall indemnify the Employee to the fullest extent permitted by law, in effect at the time of the subject act or omission, and shall advance to the Employee reasonable attorneys’ fees and expenses as such fees and expenses are incurred (subject to an undertaking from the Employee to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that the Employee was not entitled to the reimbursement of such fees and expenses), and the Employee will be entitled to the protection of any insurance policies that Live Nation may elect to maintain generally for the benefit of its directors and officers against all costs, charges and expenses incurred or sustained by her in connection with any action, suit or proceeding to which she may be made a party by reason of her being or having been a director, officer or employee of Live Nation or any of its subsidiaries, or her serving or having served any other enterprise as a director, officer or employee at the request of Live Nation (other than any dispute, claim or controversy arising under or relating to this Agreement). Live Nation covenants to maintain during the Employee’s employment for the benefit of the Employee (in her capacity as an officer and director of Live Nation) directors’ and officers’ insurance providing benefits to the Employee no less favorable, taken as a whole, than the benefits provided to the other similarly-situated employees of Live Nation by the directors’ and officers’ insurance maintained by Live Nation on the date hereof; provided, however, that the Board may elect to terminate directors’ and officers’ insurance for all officers and directors, including the Employee, if the Board determines in good faith that such insurance is not available or is available only at unreasonable expense.

15. ARBITRATION

The parties agree that any dispute, controversy or claim, whether based on contract, tort, statute, discrimination, retaliation or otherwise, relating to, arising from or connected in any manner to this Agreement, or to any alleged breach of this Agreement, or arising out of or relating to the Employee’s employment or termination of employment, shall, upon the timely written request of either party be submitted to and resolved by binding arbitration. The arbitration shall be conducted in Los Angeles, California. The arbitration shall proceed in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association (“AAA”) in effect at the time the claim or dispute arose, unless other rules are agreed upon by the parties. Unless otherwise agreed to by the parties in writing, the arbitration shall be conducted by one arbitrator who is a member of the AAA and who is selected pursuant to the methods set out in the National Rules for Resolution of Employment Disputes of the AAA. Any claims received after the applicable/relevant statute of limitations period has passed shall be deemed null and void. The award of the arbitrator shall be a reasoned award with findings of fact and conclusions of law. Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement, to enforce an arbitration award and to vacate an arbitration award. However, in actions seeking to vacate an award, the standard of review to be applied by said court to the arbitrator’s findings of fact and conclusions of law will be the same as that applied by an appellate court reviewing a decision of a trial court sitting without a jury. Live Nation will pay the actual costs of arbitration excluding attorneys’ fees to the extent required by law. Each party will pay its own attorneys’ fees and other costs incurred by their respective attorneys.

16. REPRESENTATIONS AND WARRANTIES OF THE EMPLOYEE

The Employee represents and warrants to Live Nation that: (i) the Employee is under no contractual or other restriction which is inconsistent with the execution of this Agreement, the performance of the Employee’s duties hereunder or the other rights of Live Nation hereunder; (ii) the Employee is under no physical or mental disability that would hinder the performance of the Employee’s duties under this Agreement; (iii) the Employee’s execution of this Agreement and performance of the Services under this Agreement will not violate any obligations that the Employee may have to any other or former employer, person or entity, including any obligations to keep in confidence proprietary information, knowledge or data acquired by the Employee in confidence or in trust prior to becoming an employee of Live Nation. The Employee further represents, warrants and covenants that the Employee will not disclose to Live Nation, or use in connection with the Employee’s activities as an employee of Live Nation, or induce Live Nation to use, any proprietary or confidential information or trade secrets of the Employee or any third party at any time, including, without limitation, any proprietary, confidential information or trade secrets of any former employer.

17. MISCELLANEOUS

This Agreement contains the entire agreement of the parties relating to the subject matter hereof. This Agreement supersedes any prior written or oral agreements or understandings between the parties relating to the subject matter hereof. No modification or amendment of this Agreement shall be valid unless in writing and signed by Live Nation and the Employee. The failure of a party to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later time to enforce any provision of this Agreement. A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof or the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of, or control or affect the meaning of, any provision hereof. This Agreement shall not be construed against any party on the grounds that such party drafted this Agreement.

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THE EMPLOYEE ACKNOWLEDGES THAT THE EMPLOYEE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT THE EMPLOYEE HAS READ AND UNDERSTANDS THIS AGREEMENT, THAT THE EMPLOYEE IS FULLY AWARE OF ITS LEGAL EFFECT AND THAT THE EMPLOYEE HAS ENTERED INTO IT FREELY BASED ON THE EMPLOYEE’S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement effective as of the date first written above.

THE EMPLOYEE

Date: August 23, 2007	/s/ Elizabeth K Willard

Elizabeth K. Willard
LIVE NATION WORLDWIDE, INC.
Date: 8/23/07	By:	/s/ Michael G Rowles

	Name: Title:	Michael G. Rowles EVP, GC & Secretary

[Signature Page to Employment Agreement]